SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

Filed by the Registrant ☐

Filed by a Party other than the Registrant ☑

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☑	Definitive Additional Materials
☐	Soliciting Material Under Rule 14a-12

The Walt Disney Company

(Name of Registrant as Specified in Its Charter)

Trian Fund Management, L.P.

Trian Fund Management GP, LLC

Nelson Peltz

Peter W. May

Matthew Peltz

Josh Frank

James A. Rasulo

Trian Partners, L.P.

Trian Partners Parallel Fund I, L.P.

Trian Partners Master Fund, L.P.

Trian Partners Co-Investment Opportunities Fund, Ltd.

Trian Partners Fund (Sub)-G, L.P.

Trian Partners Strategic Investment Fund-N, L.P.

Trian Partners Strategic Fund-G II, L.P.

Trian Partners Strategic Fund-K, L.P.

Isaac Perlmutter

The Laura & Isaac Perlmutter Foundation Inc.

Object Trading Corp.

Isaac Perlmutter T.A.

Zib Inc.

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

From time to time, Trian Fund Management, L.P. (“Trian”), in connection with its solicitation of proxies for the 2024 annual meeting of shareholders of The Walt Disney Company (the “Company”), may:

•	publish the post filed herewith as Exhibit 1 (the “Social Media Post”) to its X (formerly known as Twitter), LinkedIn, Facebook, Instagram, Reddit and YouTube pages (the “Social Media Pages”) or various other social media channels or to its website, www.RestoretheMagic.com (the “Website”), or may otherwise disseminate the Social Media Post to the Company’s shareholders;
•	publish the material filed herewith as Exhibit 2 (the “Website Material”), or portions thereof, to the Website or to the Social Media Pages or various other social media channels, or may otherwise disseminate the Website Material to the Company’s shareholders;
•	have responded, and may in the future respond, in response to inquiries from shareholders of the Company relating to the involvement of Trian with the Company, with the following statement or substantially similar statements filed herewith as Exhibit 3; and
•	share the following statements filed herewith as Exhibit 4 with shareholders of the Company.

Exhibit 1

Restore The Magic

Disney shareholders, join Trian's #DIS board nominees Nelson Peltz and Jay Rasulo for our virtual town hall, "Disney Shareholders Ask," on Thursday, March 7 at 1 p.m. ET. We'll answer key questions from shareholders. #RestoreTheMagic

Restore the Magic
Join Nelson Peltz and Jay Rasulo for Trian's "Disney Shareholders Ask"
Click here for more important information

**Disney Shareholders: Join Our Town Hall with Nelson and Jay | Trian**

restorethemagic.com • 1 min read

Exhibit 2

### About Nelson Peltz

Nelson Peltz has been Chief Executive Officer and a Founding Partner of Trian Partners, an investment management firm, since November 2005. Mr. Peltz currently serves as a director of:

- Unilever PLC (NYSE: UL and LSE: ULVR) since July 2022
- Madison Square Garden Sports Corp. (formerly The Madison Square Garden Company) (NYSE: MSGS) since September 2015
- The Wendy's Company (NASDAQ: WEN) since September 2008

Mr. Peltz previously served as a director of:

- H. J. Heinz Company (formerly NYSE: HNZ) from September 2006 to June 2013
- Ingersoll-Rand plc (NYSE: IR) from August 2012 to June 2014
- Legg Mason, Inc. (formerly NYSE: LM) from October 2009 to December 2014 and May 2019 to July 2020
- MSG Networks Inc. (formerly NYSE: MSGN) from December 2014 to September 2015
- Mondelēz International, Inc. (NASDAQ: MDLZ) from January 2014 to March 2018
- Sysco Corporation (NYSE: SYY) from August 2015 to August 2021
- The Procter & Gamble Company (NYSE: PG) from March 2018 to October 2021
- Invesco Ltd. (NYSE: IVZ) from October 2020 to February 2022
- Janus Henderson Group plc (NYSE: JHG) from February 2022 to November 2022

Mr. Peltz is actively involved with various civic organizations and serves as a member of the Board of Overseers of the Weill Cornell Medical College and Graduate School of Medical Sciences, a member of the Board of Trustees of NewYork-Presbyterian Hospital, a member of the Board of Governors of NewYork-Presbyterian Foundation, Inc., a member of the Board of Overseers of The Milken Institute, a member of the Honorary Board of Directors of the Prostate Cancer Foundation (formerly known as CaP CURE), a member of the Intrepid Advisory Council and a former member of the Board of Trustees of the Intrepid Museum Foundation.

Mr. Peltz has more than 40 years of business and investment experience, has served for over 20 years as the chairman and chief executive officer of public companies and has served on more than a dozen public company boards. Throughout his professional career, he has developed expertise working with management teams and boards. As a public company director, he has a long track record of prompting bold action to drive operational turnarounds, transformations, effective leadership succession processes, and value creation across numerous industries.

View Nelson's Full Bio

### About James A. ("Jay") Rasulo

James A. ("Jay") Rasulo currently serves as an independent advisor to various start-up and emerging companies. He serves on the board of iHeartMedia Inc. (NASDAQ: IHRT), an audio media company, since May 2019, where he is the Lead Independent Director, Chair of the Compensation Committee and a member of the Audit and Nominating and Corporate Governance Committees. Mr. Rasulo previously served on the board of Saban Capital Acquisition Corporation (formerly NASDAQ: SCAC) from 2016 to 2019, where he sat on the Audit Committee.

Mr. Rasulo was previously an executive at The Walt Disney Company (NYSE: DIS) from 1986 through 2015, having spent his last five years at Disney as the Company's Chief Financial Officer and Senior Executive Vice President. During his tenure at The Walt Disney Company, among other roles, he served as the Chairman of Walt Disney Parks & Resorts Worldwide and CEO of EuroDisney SCA. Prior to that time, he held strategic positions at Marriott Corporation (NASDAQ: MAR) and Chase Manhattan Bank.

Mr. Rasulo was previously the Chairman of the Los Angeles Philharmonic Association from 2016 through 2019 and has served as its Vice Chairman since 2019. He also previously served as the Chairman of the U.S. Travel Association and Chairman of the U.S. Travel and Tourism Promotion Advisory Board.

Mr. Rasulo is a graduate of Columbia University (BA, Economics) and received his M.A. and M.B.A. from the University of Chicago.

View Jay's Full Bio

## Frequently Asked Questions (FAQs) about Voting for Trian's Nominees:

**I received different colored proxy cards—white, blue, green. Which one do I use?**

The colored proxy cards list the same Disney board candidates, but in a different order. To help Trian #RestoreTheMagic, vote for Nelson and Jay using any color card. You only need to vote once—please be sure to sign, date and return your card.

Link here for details: https://restorethemagic.com/how-to-vote/

**Do I need to mail in a proxy card? Are there other ways to vote?**

You can vote over the internet, by phone or by mail. See our How to Vote page for more information on the different ways to vote: https://restorethemagic.com/how-to-vote/

**Do I need to vote for all 12 Directors? Or can I just vote for Nelson and Jay?**

You do not need to vote for 12 directors. If you choose, you could simply vote FOR Nelson Peltz and Jay Rasulo.

Trian believes that it is essential that you vote FOR Nelson Peltz and Jay Rasulo and WITHHOLD on Maria Elena Lagomasino, Michael B.G. Froman, and all three Blackwells Nominees. If you don't WITHHOLD on Maria Elena Lagomasino, Michael B.G. Froman, and all three Blackwells Nominees, it could jeopardize the election of Nelson and Jay to Disney's board—even if you voted for Trian's nominees, Nelson and Jay.

**I'm a Disney employee, and I want to vote for Trian's candidates. Will my vote be confidential—will the company know?**

Yes, your voting instructions for shares held in the Disney Savings and Investment Plan or the Disney Hourly Savings and Investment Plan will be kept confidential by the trustee.

**Do I need to vote on the other proposals besides the proposal regarding the election of directors (Proposal 1)?**

No. However, if you'd like to vote on the other proposals, Trian recommends voting FOR Proposal 2 and Proposal 9 and voting AGAINST Proposal 3 and Proposal 10. Trian makes no recommendation on Proposals 4 through 8.

**What happens after I submit my vote with a white, blue or green proxy card?**

Once shareholders submit their votes using the white, blue or green proxy card, your selections are recorded and counted by the company's proxy tabulator. The results will be announced at Disney's shareholder meeting, or shortly thereafter.

**Can I change my vote after submitting my vote?**

You have the option to change your vote (even after submitting your vote), as long as you do so before 11:59 p.m. Eastern Time on April 2, 2024, the deadline specified by the company.

Exhibit 3

[Name / Names],

We had a great discussion earlier and we appreciate your questions, as well as the time spent with us to discuss our views on Disney.  As discussed, our specific voting recommendation is to vote “FOR” Nelson Peltz and James (“Jay”) A. Rasulo and “WITHHOLD” on Michael B.G. Froman, Maria Elena Lagomasino and all three Blackwells Nominees. In the new Universal Proxy Card voting era, we believe that it is critical that shareholders not only vote “FOR” our candidates, but also “WITHHOLD” on the specific candidates noted above.

If you’d like our recommendations on the other proposals, please let us know and we will send those over to you as well.

If you have any questions about how to vote, feel free to email us back or reach out to our proxy solicitors: Okapi Partners at (877) 629-6357 or info@okapipartners.com or D.F. King at (800) 207-3158 or Disney@dfking.com. Any of us would be more than happy to assist.

We also have more information on our website, RestoreTheMagic.com, if you’re interested.

We truly appreciate your support!

Thank you again,

Exhibit 4

1.	Why are you seeking Board representation at Disney? And, why two of you and not just one of you?

Jay Rasulo: We love Disney – it is among the most iconic companies in the world with unrivaled scale, irreplaceable intellectual property, and an enviable commercial flywheel. But what really differentiates Disney is the special place it occupies in the hearts and minds of its loyal customers and guests. But we believe it has lost its way in recent years, and we think we can help get it back on track as truly engaged directors representing the owners of the company, the shareholders.

Jay Rasulo: Disney has woefully underperformed its media and parks and travel peers over relevant time periods1 and its potential for far too long, and that makes me sad. Its stock has also underperformed its self-selected media proxy peers and the broader market over relevant periods during the last decade as well.2 I’ve seen its studio content continue to disappoint consumers with recent releases like The Marvels, Lightyear and Indiana Jones failing to gross well at the box office.3 In our view, Disney’s strategy lacks commitment, focus, and rigor.

Nelson Peltz: Jay and I are aligned in that we both love Disney – we want the Company to succeed. We believe Disney’s issues start and end in the boardroom, and that Disney’s current board lacks focus, alignment, and accountability. Disney’s promised “turnaround” articulated last year has not materialized – the Company appears no closer to adequately addressing the compensation misalignment, governance, and succession issues that have plagued it for decades. The incumbent directors on Disney’s Board do not appear to be financially invested in the Company in a significant way: the 11 non-management directors together own less than ~$15 million of Disney stock and Bob Iger owns less than ~$20 million after selling over $1 billion worth of stock… just think about that!4 With an approximate $3.5 billion stake in Disney, we are the largest active shareholder and are truly invested in the Company’s success. But Jay and I are also invested personally – we want to see this iconic company continue to live up to its legacy and thrive for another 100+ years.

Nelson Peltz: Jay and I will each be independent voices – two people asking the right questions, each leveraging their specific experience and background to effect change, and two people representing what we believe are the interests of shareholders. Jay brings his deep knowledge of Disney, particularly on the finance side and in the Parks business. I can offer my expertise in governance, global brands and operational transformations. We believe together we will prove additive to the Disney Board and can be catalysts for positive change. Trian has done this before with great results at companies such as P&G, Heinz, and many others, and we’re excited to collaborate with the Board and management to work on turning this company around.

____________________________

1 FactSet. Note: Disney relative performance measures TSR through 10/06/23 defined as the total return an investor would have received if they purchased one share of stock on the first day of the measured period, inclusive of share price appreciation and dividends paid. 10/06/23 represents the trading day prior to the WSJ article titled “Nelson Peltz Boosts Disney Stake, Seeks Board Seats” by Lauren Thomas and Robbie Whelan reporting on Trian’s increased beneficial ownership in Disney shares and expected request for Board representation; “Media Industry (Proxy) Peers” represents the simple average of “Media Industry Peers” as defined in Disney’s 2024 Definitive Proxy Statement. “Parks & Travel Peers” represents the simple average of Carnival, Cedar Fair, Hilton, Hyatt, InterContinental, Marriott, Norwegian Cruise Line, Royal Caribbean, Six Flags, United Parks & Resorts, and Vail Resorts.

2 FactSet. Note: Disney relative performance measures TSR through 10/06/23 defined as the total return an investor would have received if they purchased one share of stock on the first day of the measured period, inclusive of share price appreciation and dividends paid. 10/06/23 represents the trading day prior to the WSJ article titled “Nelson Peltz Boosts Disney Stake, Seeks Board Seats” by Lauren Thomas and Robbie Whelan reporting on Trian’s increased beneficial ownership in Disney shares and expected request for Board representation; “Disney’s Self-Selected Media Peers” represents the simple average of “Media Industry Peers” as defined in Disney’s 2024 Preliminary Proxy Statement and consists of Alphabet, Amazon, Apple, Comcast, Meta, Netflix, Paramount, and Warner Bros. Discovery; “Broader Market” represents the S&P 500 which we highlight here only as a widely recognized index, however, for various reasons the performance of the index and that of the securities mentioned above may not be comparable. One cannot invest directly in an index.

3 IMDB; Variety article titled “Thanksgiving Box Office: ‘Hunger Games’ Pulls Ahead of Disney’s ‘Wish,’ ‘Napoleon’ Outpacing Projections,” by J. Kim Murphy and Michaela Zee published 11/25/23; Variety article titled “The Marvels’ Ends Box Office Run as Lowest-Grossing MCU Movie in History,” by Rebecca Rubin published 12/03/23; Variety article titled “Why Didn’t Disney Save ‘Haunted Mansion’ for Halloween,” by Rebecca Rubin published 07/31/23; Variety article titled “Big Budgets, Big Headaches: Why ‘Indiana Jones 5’ and ‘Mission: Impossible 7’ are Struggling to Make a Profit,” by Rebecca Rubin, Brent Lang, Matt Donnelly published 08/15/23; Variety article titled “Disney’s Harsh New Reality: Costly Film Flops, Creative Struggles and a Shrinking Global Box Office,” by Rebecca Rubin, Brent Lang published 07/05/23.

4 Represents market value of Disney shares held by all Disney non-management directors and Bob Iger, as applicable, as reported in Disney’s 2024 Proxy Statement. Nelson Peltz beneficially owns Disney shares worth approximately $3.5 billion and Jay Rasulo owns Disney shares worth approximately $775,000, in each case, as further detailed in Trian’s 2024 Proxy Statement. Market value based on Disney’s share price at close of business on February 28, 2024.

2.	What skill sets and qualifications would you bring to the Disney Board? And, why are you recommending that shareholders withhold on Michael B.G. Froman and Maria Elena Lagomasino?

Jay Rasulo: As Nelson just referenced, he has an exemplary track record in the boardroom and a history of working collaboratively with directors and management teams to drive improved performance. His experience and alignment with Disney shareholders as the largest active investor, coupled with my deep knowledge of the consumer entertainment industry cultivated over the nearly 30 years I spent working in leadership roles at Disney, makes us particularly well-suited to work with CEO Bob Iger and his team to help enhance accountability and financial rigor at the board level.

Nelson Peltz: Asking Jay to join me in this campaign was an easy decision. He is a Disney veteran who spent three decades at the Company in a variety of roles, including five years as Chief Financial Officer, during which time Disney’s stock price increased by more than 250% and the Company paid more than $8 billion in dividends to shareholders.5 Jay also ran Disney’s Parks and Resorts business, and under his leadership, the division delivered consistent revenue and operating income growth and delighted consumers. And Jay has a track record of collaborating with Bob Iger and delivering success.

Nelson Peltz: We believe we possess five of the six skills that Disney itself has identified as “central to Disney’s strategy,” while Michael B.G. Froman and Maria Elena Lagomasino, by Disney’s own admission, possess only one of those skills – “360 Degree Brand Activation.”6

Nelson Peltz: We’re recommending shareholders withhold on Mr. Froman because he has no experience as a public company director outside of Disney and has spent most of his career in fields that appear largely unrelated to Disney’s businesses, including working as a federal trade representative, a national security advisor, and a financial executive. We’re recommending shareholders withhold on Ms. Lagomasino because, in our view, she has a track record of overseeing misaligned compensation practices as Chair of the Compensation Committees at Disney and Avon, and as a member of the Compensation Committee at Coca Cola; each of these companies received relatively low “say on pay” support, and Avon received “F” grades from Glass Lewis for Pay-for-Performance.7 In addition, similar to Mr. Froman, her background in wealth management appears largely unrelated to Disney’s business. Further, both Mr. Froman and Ms. Lagomasino are members of Disney’s Governance and Nominating Committee, which has overseen what we observe as chronic poor corporate governance manifested in recent problematic PR, investment, and joint venture decisions and has failed to implement a sound succession plan for executive leadership after Bob Iger.

3.	Why do you think Disney declined to engage more substantively with both of you as director candidates?

Nelson Peltz: Unfortunately, as disappointing as it is, we’re not surprised with Disney’s lack of engagement – our experience is just one example of what we say is the Board’s history of poor shareholder engagement and lack of shareholder alignment. We are disappointed that Disney has decided to go through with a resource intensive and expensive proxy contest – they estimate they will spend approximately $40 million of shareholders’ money to try to keep us off the Board instead of welcoming aligned shareholders that bring outside perspectives into the boardroom.

Jay Rasulo: We believe Disney does not want new directors in the boardroom who will ask the tough questions, speak for shareholders, and hold management accountable for the performance we all deserve – which is exactly what we intend to bring. We believe our presence would change their status quo, and we believe the fact that change is warranted is clear as day.

____________________________

5 FactSet: Jay Rasulo was Chief Financial Officer at Disney from 01/01/10 through 06/30/15.

6 Source: Page 14 of Disney’s 2024 Proxy Statement.

7 Source: SEC filings, FactSet, Glass Lewis.

4.	In a nutshell, what are Trian’s initiatives to “Restore The Magic” at Disney? When do you expect to publish your “white paper” on Disney?

Nelson Peltz: We want to work with CEO Bob Iger, the rest of the management team, and the Board to help drive Disney’s outperformance. As board members, our job would be to set achievable, but ambitious targets and challenge Disney’s executive team to develop a detailed strategy and plan of execution for achieving those goals. Disney’s brands are unmatched in the media and entertainment industry, and we want to do everything we can to restore the magic.

Nelson Peltz: At a high level, our initiatives at Disney are focused on adopting best in class corporate governance, including completing a successful CEO succession and aligning management pay with performance; accelerating profitability in Disney’s media businesses, including targeting and achieving Netflix-like margins of 15-20% in the streaming by business by FY 2027; initiating a Board-led review of creative processes and structure to restore leadership accountability and reclaim the #1 box office position with leading economics; and clarifying Disney’s strategic focus by issuing a long-term free cash flow growth target beyond FY 2024, evaluating partnerships for Disney’s non-Sports linear channels, pushing for a digital ESPN strategy with a clear path to attractive returns, and refining the Parks strategy to include a more detailed roadmap and return on investment targets for the $60 billion Parks capital investment program.

5.	Why were you not satisfied with Disney’s most recent earnings update?

Nelson Peltz: I’ll tell you why – because, like last year around this time, the Company made a series of promises in the midst of a proxy contest, akin to the promises made by politicians during the lead up to election day. Those promises did not materialize in 2023, and it became clear to us that the Board and management’s plan this year – now that we have reengaged – is to “throw spaghetti-on-the-wall” and see what sticks. When you take even just a slightly deeper look into the initiatives, you’ll see an alarming lack of detail. Some of the items Disney announced aren’t even finished deals yet, like the new sports joint venture with Fox and Warner Brothers Discovery, and we’re concerned that the Board did not apply enough rigor and scrutiny before Disney made public announcements.

Jay Rasulo: As for the most recent announcements: The $1.5 billion-dollar investment in Epic Games lacks a product roadmap and expected return targets. The sports streaming joint venture did not appear to be well thought out, having reportedly surprised key stakeholders including the NFL and NBA. The venture also potentially competes with Disney’s own services and faces anti-trust hurdles that are not insignificant. Furthermore, Disney’s other announced investments – like the $60 billion capex in Parks – provide little to no detail. These “spaghetti-on-the-wall” announcements shine a light on what we believe is a lack of a comprehensive review around strategic decision-making processes and exemplify the lack of transparency shareholders have endured for years.

Nelson Peltz: To be clear, we think many of the things Disney is doing – like expanding into gaming and increasing investment at Parks – are positive developments, but shareholders need to be certain that these decisions are being systematically reviewed and vetted and are expected to generate attractive investment returns. Shareholders need the Company to perform consistently throughout the year, not just to issue a slew of new promises and ideas — most still in the process of being developed— when faced with a proxy contest. If elected to the Board, we will aim to make sure that is the case. It is up to the Board to hold management accountable.

6.	If you are elected to the Disney board, what will be your first actions as board members? How do you expect to work with the rest of the Disney board that is elected?

Nelson Peltz: All our actions in the boardroom will be designed to improve the focus, alignment, and accountability of the Board. We have a track record of working collaboratively with boards and management teams – that is something for which Trian is well known. We are not seeking to remove Bob Iger from the CEO role and look forward to the opportunity to work collaboratively with him. What we do pledge to do is to ask the hard questions, diligently review the Company’s internal plans, goals, and returns on investment targets, work with the Board and management team to develop thoughtful strategies, help execute a successful CEO succession, align the interests of executives with shareholders, ensure Disney continues to delight consumers, and hold the leadership team accountable for performance. In order to drive meaningful change, we need to be in the room where it happens.

Jay Rasulo: During my 30 year-tenure at Disney, I had a very constructive relationship with my colleagues, including CEO Bob Iger. I worked closely with Bob throughout my time at Disney. Our offices were very close, we spoke several times each day, and together, we accomplished many great things. I want to continue that dynamic and see no reason why our collaborative relationship couldn’t continue. After all, we all have the same goals – for Disney to entertain and delight consumers and guests and to perform for shareholders.

Nelson Peltz: There is no monopoly on good ideas. As I’ve mentioned, Trian has a long history of working constructively with boards and management teams, many of whom are now references for us, and we expect our engagement with Disney to be no different. We’ll work together with the Disney Board and management team to help the Company succeed for everyone – especially shareholders.

7.	What are your respective relationships with Ike Perlmutter?

Nelson Peltz: Ike is a good friend of mine who has had significant success in the media and entertainment industry and sold Marvel to Disney in 2009. He received Disney stock in that deal and hasn’t sold a share since. He is the true definition of a long-term shareholder. Ike entrusted his shares to Trian and believes that we are best positioned to help the Company’s leadership navigate Disney’s challenges and opportunities and generate enhanced value for all of Disney’s shareholders. I appreciate his trust.

Jay Rasulo: I met Ike while I was at Disney during my first week as CFO. Ike was primarily focused on Marvel, but we worked together on a number of projects, and he taught me a great deal about the licensing business and the power of the Disney flywheel. I appreciate that he feels similarly about Disney’s current state as Nelson and I do.

Nelson Peltz: However, this campaign is not about one person or about personalities. If Jay and I are elected to the Board, our objective will be to represent the interests of all shareholders. The campaign is about getting Disney back on track, positioning it for growth and sustained value creation, and giving shareholders a voice in the boardroom. We’re committed to working constructively with the current Disney Board and management team.

8.	Have you engaged with many Disney shareholders yet? What are they telling you?

Nelson Peltz: Yes – and let me tell you there are a lot of them! It has been a great experience engaging with so many shareholders, and it is clear that the love for Disney runs deep.

Nelson Peltz: The feedback from both institutional and retail shareholders so far has been great. Many Disney investors are also devoted Disney fans and I spent time with them at Disney World several weeks ago. As we expected, many are upset with Disney’s chronic underperformance and the state of the Company’s brands and products and recognize that change is long overdue. We are taking the time to listen to them and are making sure our actions are aligned with their views, because after all, the shareholders are the owners of the company. We want to not only make them money as shareholders but also help the Board and management drive Disney to consistently delight them as consumers. Many shareholders we have spoken with view us as a catalyst for positive change and value creation, and we want to do what we can for them.

Jay Rasulo: It’s worth noting part of our engagement strategy is digital, and our dedicated website www.restorethemagic.com and our social media profiles on X, LinkedIn, Instagram, Facebook, and YouTube have proven very effective ways to reach and engage with shareholders and constantly get feedback from them.

9.	How is this proxy contest different/the same from your three other proxy contests (Heinz, DuPont, P&G)?

Nelson Peltz: In each of these contests, you can find many similarities – mainly, a great company that seems to have lost its way. We also heard rhetoric during those campaigns that is similar to what we are hearing from Disney and its advisors today. However, each of those company’s boards and management changed their assessments of us after the proxy contests concluded, when we began to work with them collaboratively to successfully enhance shareholder value, and each of their respective management teams is now a reference for us.

Nelson Peltz: Specifically with respect to P&G, a significant amount of the shareholder base was retail, as is the case with Disney. During that contest, we embarked on a comprehensive shareholder outreach campaign and successfully garnered support from many retail shareholders as well as institutional holders. As you know, we ended up winning a board seat in what was a very close fight, so the support we garnered from retail was outcome determinative. With just that one board seat, we were then able to help drive significant shareholder value and execute a major strategic transformation.

10. Hasn’t the entire media industry been facing challenges? Paramount and Warner Bros. are doing even worse than Disney, and Comcast has been basically flat for several years. What makes Disney’s performance unique?

Jay Rasulo: Pure media industry players like Paramount and Warner Bros. are over-exposed to linear distribution and over-leveraged, both of which create an overhang. Warner Bros. earned an annual profit on its DTC business in 2023, despite having only half the scale of Disney’s streaming business.8 Comcast is still primarily a slow-growth telecom company; its DTC offering is still subscale. 9

Nelson Peltz: None of these other media companies have the advantages that Disney has. Disney has superior scale, diversification, content and business mix; the Company should be performing much better than it is, given its many advantages. Today, for example, Disney’s Parks & Experiences segment represents 70% of operating income.10 Its Entertainment and Sports segments represent the rest. We believe there is plenty of room for improvement and lots of opportunities ahead for this beloved and diversified company.

____________________________

8 Source: SEC filings.

9 Source: SEC filings.

10 Source: SEC filings.